Exhibit 99.1

NYSE: MMP

Date:    June 16, 2016
Contact:    Investors:
Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Additional Board Members

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that its board of directors has elected Lori A. Gobillot and Edward J. Guay as independent board members effective June 15, 2016.

Gobillot currently serves on the board of directors of Bristow Group, Inc. and is a member of its compensation and corporate governance and nominating committees. She is a founding partner of InVista Advisors LLC, which offers project management and consulting services. Previously, she served in various roles during her 13-year career with United Continental Holdings, Inc. and Continental Airlines, including vice president of integration management following the United / Continental merger. Before joining Continental Airlines in 1999, she was an attorney in the public finance area with the law firm of Vinson & Elkins. Gobillot received a bachelor’s degree and a juris doctorate from the University of Texas, graduating with high honors.

Guay has 22 years of investment banking experience in the energy industry, including head of midstream investment banking for Tudor, Pickering, Holt & Co., LLC from 2007 to 2012 and managing director and vice president at Goldman, Sachs & Co. from 1998 to 2006. Prior to Goldman Sachs, he worked at Salomon Smith Barney in the global energy and power group and at Wertheim Schroder & Co. Following his investment banking career, Guay spent four years working directly for midstream companies, first as chief financial officer of Saddle Butte Pipeline, LLC, and then as chief executive officer of BOE Midstream, LLC. Guay received a bachelor’s degree in mathematical economic analysis and biochemistry from Rice University.

“We are very pleased that Lori and Ed have agreed to join Magellan’s board,” said Michael Mears, chief executive officer. “They both bring important and unique skillsets to our board of directors, with Lori’s extensive legal and project management experience and Ed’s investment banking background specifically related to the energy industry. We know they will be valuable additions to our board of directors and look forward to working alongside them to mold Magellan’s future.”

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.